Exhibit 19.1
SECURITIES DEALING AND INSIDER TRADING POLICY
This policy statement is driven in part by our Company Values, which form the foundation upon which our company was started and the standards to which each director, officer and employee of Diversified is expected to adhere. As per these Company Values, we will conduct our business and deliver value to our stakeholders based upon ethical standards and beliefs that:
•Value the dignity and worth of all individuals;
•Act with personal and business integrity;
•Commit to excellence in our performance;
•Respect environmental stewardship as we make business decisions;
•Exhibit courage of convictions, challenge the status quo and strive to create value;
•Seek opportunities for continuous learning and improvement; and
•Serve and support our teams and communities with passion and enthusiasm.

Revised February 2026

Exhibit 19.1
ABOUT THIS SECURITIES DEALING AND INSIDER TRADING POLICY
The purpose of this Securities Dealing and Insider Trading Policy (the “Policy”) is to help ensure that the directors of Diversified Energy Company (the “Company”), and employees of the Company and its subsidiaries (the “Group”), do not abuse, and do not place themselves under suspicion of abusing Inside Information and comply with their obligations under U.S. federal and state laws and the Market Abuse Regulation regarding trading in the securities of a company while in possession of Inside Information. This Policy applies to Dealing in the Company Securities on both the New York Stock Exchange and the London Stock Exchange. In addition, the Company acts as guarantor for bonds issued by one of its subsidiaries, which are listed on Euronext Oslo Børs. Pursuant to a statement of acceptance entered into with Euronext Oslo Børs, the Company is subject to Regulation (EU) No. 596/2014 on market abuse (“EU MAR”).
The provisions of EU MAR and the Market Abuse Regulation are largely overlapping; however, the Company has established a separate set of routines to ensure compliance with its obligations under EU MAR. Please refer to the Designated Officer for further information regarding the EU MAR routines.
Part A of this Policy contains the Dealing clearance procedures which must be observed by the Company’s PDMRs and those employees who have been told that the clearance procedures apply to them (“Restricted Persons”). This applicability means that there will be certain times when such persons cannot Deal in Company Securities. Note that all employees of the Company are required to follow applicable securities laws (including insider trading) and failure to comply with any such applicable securities laws is a violation of this Policy.
Part B sets out certain additional obligations which only apply to PDMRs and PCAs (as defined).
Failure by any person who is subject to this Policy to observe and comply with its requirements may result in disciplinary action, including dismissal, whether or not the failure to comply results in a violation of law. Depending on the circumstances, such non-compliance may also constitute a civil and/or criminal offense.
This Policy applies to all directors and employees of the Company and its subsidiaries. It has been designed to help ensure that you do not misuse, or place yourself under suspicion of misusing, Inside Information which you have and that you comply with your obligations under U.S. insider trading laws and the Market Abuse Regulation. These individuals should note the following:
(i)You must not Deal in any Company Securities if you are in possession of Inside Information about the Group or Company Securities, except as otherwise permitted pursuant to any exception provided in this Policy. You must also not recommend or encourage someone else to Deal in Company Securities at that time – even if you will not profit from such Dealing.
(ii)You must not disclose any confidential information about the Group (including any Inside Information) except where you are required to do so as part of your employment or duties. This requirement means that you should not share the Group’s confidential information with family, friends or business acquaintances.

Exhibit 19.1
(iii)You may, from time to time, be given access to Inside Information about another group of companies (for example, one of the Group’s customers or suppliers). You must not Deal in the securities of that group of companies at those times. In addition, you should also be aware that under U.S. securities laws, insider trading could include situations where, among other things, an insider trades in securities of other companies (e.g., competitors) based on Inside Information concerning the Group or Company Securities that the insider is aware of and that is relevant to such other company, even if the information is not directly about that company. Parts A and B of this Policy apply to the Company’s directors and employees who are able to access Inside Information about the Group (for example, employees who are involved in the preparation of the Group’s financial reports and those working on other sensitive matters). You may be informed from time to time if you are required to comply with Parts A and B of the Policy, however as stated above, Parts A and B of this Policy apply regardless of whether you have been separately advised of the same.
(iv)If you are in possession of Inside Information when your service to the Company terminates, you may not deal in Company Securities until that information has become public or is no longer material.
(v)Failure to comply with this Policy may result in internal disciplinary action. It may also mean that you have committed a civil and/or criminal offense.
The prohibition against Dealing on Inside Information is absolute and unconditional. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to high standards of conduct. There is no exception for small transactions or transactions that may seem necessary or justifiable for independent reasons, such as the need to raise money for an emergency expenditure, unless specifically permitted in accordance with this Policy.
If you have any questions about this Policy, or if you are not sure whether you can Deal in securities at any particular time, please contact the Office of the Chief Legal & Risk Officer.

GLOSSARY
For the purposes of this Policy:
1. “Closed Period” means any of the following: (a) a period commencing on the last full day of a fiscal quarter (the “Subject Quarter”) and ending after completion of the first full “trading day” following the earlier of (i) publication of the Company’s preliminary results and/or trading update for the Subject Quarter in which all material information related to the Company’s financial and operational results for the Subject Quarter is published (“Preliminary Results Announcement”) if the Company’s management determines that such Preliminary Results Announcement contains all material nonpublic information regarding the completed period and through the date of such publication and (ii) publication of the earnings release or public filing setting forth the final results for the Subject Quarter (“Final Results Announcement”), provided that if the period of days between the last full day of the Subject Quarter and the publication date of the Preliminary Results

Exhibit 19.1
Announcement or Final Results Announcement (whichever is earlier) is less than 30 calendar days, then the Closed Period shall instead commence 30 calendar days before said publication date; (b) a period of time in which the Company (or an individual subject to the Policy) is in possession of Inside Information that if known to the public would be reasonably expected to have an impact on decisions to buy or sell the company’s securities; and (c) any other period of time declared by the Company. For purposes of this Policy, a “trading day” is a day on which U.S. and U.K. national stock exchanges are open for trading.
2.“Company” means Diversified Energy Company.
3.“Company Securities” means any publicly traded or quoted shares or debt instruments of the Company (or of any of the Company’s subsidiaries or subsidiary undertakings) or derivatives or other financial instruments linked to any of them, including phantom options.
4.“Deal” (together with corresponding terms such as “Deals” and “Dealing”) means any type of transaction in Company Securities, including purchases, sales, the exercise of options, the receipt of shares under share plans, using Company Securities as security for a loan or other obligation, and entering into, amending or terminating any agreement in relation to Company Securities (e.g. a Trading Plan, as defined below), and other transactions listed on Schedule 1, attached hereto.
5.“Designated Officer” shall initially mean Benjamin M. Sullivan, the Company’s Senior Executive Vice President, Chief Legal & Risk Officer, and Corporate Secretary, and thereafter any replacement appointed by the Company’s Board of Directors. If the individual then serving as Designated Officer is seeking approval to Deal, then the Chief Financial Officer of the Company shall serve as “Designated Officer” for purposes of reviewing said individual’s request for approval.
6.“Exchange Act” means the Securities Exchange Act of 1934, as amended.
7.“FCA” means the UK Financial Conduct Authority.
8.“Group” means the Company and its subsidiaries.
9.“Inside Information” means information which relates to the Company or any Company Securities, which is nonpublic, which, if made public, would be likely to have a significant effect on the price of Company Securities and which a reasonable investor would be likely to use as part of the basis of his or her investment decision. Information is “nonpublic” if it is not available to the general public. In order for information to be considered “public” in the United States, it must be widely disseminated in a manner that makes it generally available to investors in a Regulation FD-compliant method, such as through a press release, a filing with the U.S. Securities and Exchange Commission or a Regulation FD-compliant conference call. The circulation of rumors, even if accurate and reported in the media, does not constitute public dissemination. As a general rule, for purposes of this Policy, information should not be considered nonpublic until one full trading day after the information is disclosed broadly in the marketplace. Inside Information can be positive or negative and can relate to virtually any aspect of a Company’s business or to any type of security, debt, or equity. Also, information that something is likely to happen in the future—or even just that it may happen—could be

Exhibit 19.1
deemed Inside Information. Examples of Inside Information may include (but are not limited to) information about:
(a)corporate earnings or earnings forecasts;
(b)possible mergers, acquisitions, tender offers, or dispositions;
(c)important business developments, such as developments regarding strategic collaborations;
(d)material management or control changes;
(e)significant financing developments including pending public sales or offerings of debt or equity securities;
(f)defaults on borrowings;
(g)bankruptcies;
(h)material cybersecurity or data security incidents; and
(i)significant litigation or regulatory actions.
Note that this list is merely illustrative and not exhaustive. You should treat an item as Inside Information whenever there is a possibility that it may be considered as such. In all cases, the responsibility for determining whether an individual is in possession of Inside Information rests with that individual, and any action on the part of the Company, the Group, the Designated Officer or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities law.
10.“Investment Program” means a share acquisition scheme relating only to the Company’s shares under which: (a) shares are purchased by a Restricted Person pursuant to a regular standing order or direct debit or by regular deduction from the person’s salary or director’s fees, including the Company’s Employee Stock Purchase Program; or (b) shares are acquired by a Restricted Person by way of a standing election to re-invest dividends or other distributions received; or (c) shares are acquired as part payment of a Restricted Person’s remuneration or director’s fees.
11.“Market Abuse Regulation” means the EU Market Abuse Regulation (596/2014) as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, as amended from time to time.
12.“Notifiable Transaction” means any transaction relating to Company Securities conducted for the account of a PDMR or PCA, whether the transaction was conducted by the PDMR or PCA or on his or her behalf by a third party and regardless of whether or not the PDMR or PCA had control over the transaction. This captures every transaction which changes a PDMR’s or PCA’s holding of Company Securities, even if the transaction does not require clearance under this Policy. It also includes gifts of Company Securities, the grant of options or share awards, the exercise of options or vesting of share awards and transactions carried out by investment

Exhibit 19.1
managers or other third parties on behalf of a PDMR, including where discretion is exercised by such investment managers or third parties and including under Trading Plans or Investment Programs.
13.“PCA” means a person closely associated with a PDMR, being:
(a)the spouse or civil partner of a PDMR; or
(b)a PDMR’s child or stepchild under the age of 18 years who is unmarried and does not have a civil partner; or
(c)a relative who has shared the same household as the PDMR for at least one year on the date of the relevant Dealing or anyone else living in the same household as the PDMR (other than domestic employees); or
(d)any family members who do not live in the PDMR’s household but whose transactions in Company Securities are directed by the PDMR or are subject to PDMR’s influence or control, such as parents or children who consult with the PDMR before they trade in Company Securities; or
(e)a legal person, corporation, limited liability company, trust, partnership, the managerial responsibilities of which are discharged by a PDMR (or by a PCA referred to in paragraphs (a), (b), (c) or (d) of this definition), which is directly or indirectly controlled by such a person, which is set up for the benefit of such a person, or which has economic interests which are substantially equivalent to those of such a person.
14.“PDMR” means a person discharging managerial responsibilities in respect of the Company, being either:
(a)a director of the Company;
(b)the Company’s senior executives who have regular access to Inside Information and the power to make managerial decisions affecting the future developments and business prospects of the Company, who are designated as PDMRs by the Company;
(c)officers who meet the definition of “officer” under Section 16 of the Exchange Act; and
(d)any other employee who has been informed by the Company that he or she is a PDMR.
15.“Policy” means this Securities Dealing and Insider Trading Policy.
16.“Purchase” and “Sale” are defined broadly under federal securities law. “Purchase” includes not only the actual purchase of a security, but also any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but also any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions, including conventional cash-for-stock transactions, conversions, the exercise of stock options,

Exhibit 19.1
transfers, gifts, and acquisitions and exercises of warrants or puts, calls, pledging and margin loans, or other derivative securities.
17.“Restricted Person” means:
(a)a PDMR and their PCAs; and
(b)any other person who has been told by the Company that the clearance procedures in Part A of this Policy apply to him or her. Employees who are named on the Company’s insider list (whether as permanent insiders or on a project-specific insider list) are considered Restricted Persons and are required to follow the clearance procedures in Part A of this Policy. When an employee is included on or removed from such a list, he or she will be notified by the Company.
18.“Section 16 Persons” means directors and officers of the Company subject to the reporting requirements of Section 16 of the Exchange Act.
19.“Securities” means any publicly traded or quoted equity shares or debt instruments, and any linked derivatives or financial instruments, including shares, bonds, notes, debentures, depositary receipts, options, warrants and bonds.
20.“Trading Plan” means a written plan entered into by a director or employee of the Company and its subsidiaries and an independent third party that sets out a strategy for the acquisition and/or disposal of Company Securities by the Restricted Person, and:
(a)specifies the amount of Company Securities to be dealt in and the price at which and the date on which the Company Securities are to be dealt in; or
(b)gives discretion to that independent third party who is not aware of material nonpublic information regarding the Company or Company Securities to make trading decisions about the amount of Company Securities to be dealt in and the price at which and the date on which the Company Securities are to be dealt in; or
(c)includes a formula, algorithm or computer program for determining the amount of Company Securities to be dealt in and the price at which and the date on which the Company Securities are to be dealt in; or
(d)contract, plan or instruction to trade in the Company’s Securities entered into in accordance with Exchange Act Rule 10b5-1 (“Rule 10b5-1”).
21.“UK MAR Closed Period” means any of the following:
(a)the shorter of: (1) the period from the end of the relevant financial year up to the release of the preliminary announcement of the Company’s annual results (or, where no such announcement is released, up to the publication of the Company’s annual financial report) and (2) the period of 30 calendar days before such release (or publication);

Exhibit 19.1
(b)the shorter of (1) the period from the end of the relevant financial period up to the release of the Company’s half-yearly financial report (or preliminary announcement) and (2) the period of 30 calendar days before such release; and
(c)the period of 30 calendar days before the release of each of the Company’s first quarter report and third quarter report.
PART A – CLEARANCE PROCEDURES FOR RESTRICTED PERSONS
1.CLEARANCE TO DEAL
1.1.Restricted Persons must not Deal for themselves or for anyone else, directly or indirectly, in Company Securities without obtaining clearance from the Company in advance in the manner described below.
1.2.Applications for clearance to Deal must be made in writing and submitted to the Designated Officer at least one business day in advance of the proposed transaction using the form set out in Schedule 2, attached hereto.
1.3.Restricted Persons must not submit an application for clearance to Deal if they are in possession of Inside Information. If a Restricted Persons becomes aware that they are or may be in possession of Inside Information after they submit an application, they must inform the Designated Officer as soon as possible and they must refrain from Dealing (even if they have previously been given clearance).
1.4.A Restricted Person will receive a written response to their application. They must keep any refusal confidential and not discuss it with any other person. A refusal to Deal is final and binding. Restricted Persons will not ordinarily be given clearance to Deal in Company Securities during any period when there exists any matter which constitutes Inside Information or during a Closed Period.
1.5.If a Restricted Person is given clearance, they must Deal as soon as possible and in any event within two business days of receiving clearance. A cleared trade (or any portion of a cleared trade) that has not been effected during the two business day period must be submitted for clearance determination again prior to execution.
1.6.Clearance to Deal may be given subject to conditions. Where this is the case, the Restricted Person must observe those conditions when Dealing.
1.7.    Restricted Persons must not enter into, amend or cancel a Trading Plan or an Investment Program, including the Company’s Employee Stock Purchase Program, under which Company Securities may be purchased or sold (i) unless clearance has been given to do so, or (ii) during any period when such person is in possession of Inside Information, or (iii) during a Closed Period. Restricted Persons must not deal in Company Securities on considerations of a short-term nature. A sale of Company Securities which were acquired less than a year previously will be considered to be a Dealing of a short-term nature.

Exhibit 19.1
1.8.Different clearance procedures will apply where Dealing is being carried out by the Company in relation to an employee share plan (e.g., if the Company is making an option grant or share award to a Restricted Person, or shares are receivable on vesting under a long-term incentive plan). Restricted Persons will be notified separately of any arrangements for clearance if this applies to them.
1.9.If a Restricted Person acts as the trustee of a trust, they should speak to the Designated Officer about their obligations in respect of any Dealing in Company Securities carried out by the trustee(s) of that trust.
1.10.Restricted Persons should seek further guidance from the Designated Officer before transacting in:
(a)units or shares in a collective investment undertaking (e.g. a UCITS or an Alternative Investment Fund) which holds, or might hold, Company Securities; or
(b)financial instruments which provide exposure to a portfolio of assets which have, or may have, an exposure to Company Securities.
1.11.Clearance should not be understood to represent legal advice by the Company that a proposed transaction complies with the law.
1.12.If a Restricted Person is uncertain as to whether or not a particular transaction requires clearance, they must obtain guidance from the Designated Officer before carrying out that transaction.
PART B – ADDITIONAL NOTIFICATION PROVISIONS FOR PDMRS AND PCAS
2.NOTIFICATION OF TRANSACTIONS
2.1.After conducting a Notifiable Transaction, each PDMR and PCA must notify the Company and the FCA in writing of every Notifiable Transaction in Company Securities conducted for your account as follows:
(a)Notifications to the Company must be made using the template in Schedule 3 and sent to the Designated Officer as soon as practicable and in any event within one business day of the transaction date. You should ensure that your investment managers (whether discretionary or not) notify you of any Notifiable Transactions conducted on your behalf promptly so as to allow you to notify the Company within this time frame.
(b)Notifications to the FCA must be made within three business days of the transaction date. A copy of the notification form is available on the FCA’s website. If you would like, the Designated Officer can assist you with this notification, provided that you ask him or her to do so within one business day of the transaction date.

Exhibit 19.1
2.2.For clarity, the notification under this Part B only applies after a Notifiable Transaction has occurred; and the Clearance application described under Part A should always be sought prior to Dealing or transacting.
2.3.If you are uncertain as to whether or not a particular transaction is a Notifiable Transaction, you must obtain guidance from the Designated Officer.

3.SECTION 16
3.1.Section 16 Persons and greater than 10% beneficial owners of the Company’s ordinary shares (each, a “Section 16 Insider”) are also required to comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16 of the Exchange Act. The practical effect of these provisions is that (1) Section 16 Insiders will be required to report transactions in Company Securities (usually within two business days after the date of the transaction) and (2) Section 16 Insiders who, without an applicable exemption, acquire and dispose of Company Securities within a six-month period will be required to disgorge all profits (as calculated pursuant to the rules under Section 16 of the Exchange Act) to the Group whether or not they had knowledge of any Inside Information about Company Securities.
3.2.In addition, the Company requires that all Section 16 Persons (or their brokers) submit to the Designated Officer a copy of any trade order or other confirmation relating to a transaction in Company Securities by them or their PCAs within one business day of any such transaction so that the Designated Officer can prepare and timely file a Form 4 under Section 16 (which, as mentioned above, are usually due within two business days after the date of the transaction). This information is necessary to enable the Company to ensure that all such applicable securities transactions are properly reported. Adherence to this Policy is vital to a Section 16 Person’s compliance with the reporting requirements of Section 16 under the Exchange Act. The Company will provide separate materials to Section 16 Officers regarding compliance with Section 16 and its related rules.
4.PCAS AND INVESTMENT MANAGERS
4.1.PDMRs must provide the Company with a list of your PCAs and notify the Company of any changes that need to be made to that list.
4.2.PDMRs should ask your PCAs not to Deal (whether directly or through an investment manager) in Company Securities during Closed Periods and not to deal on considerations of a short-term nature. A sale of Company Securities which were acquired less than a year previously will be considered to be a Dealing of a short- term nature.
4.3.    Your PCAs are also required to notify the Company and the FCA in writing, within Section 2.1, of every Notifiable Transaction conducted for their account. For your protection, it is suggested that you should inform your PCAs in writing

Exhibit 19.1
of this requirement and keep a copy. If your PCAs would like, the Designated Officer can assist them with the notification to the FCA, provided that your PCA asks the Designated Officer to do so within one business day of the transaction date. A copy of the form for notifying the FCA is available on the FCA’s website.
4.4.PDMRs should ask your investment managers (whether or not discretionary) not to Deal in Company Securities on your behalf during Closed Periods.
PART C – Prohibited Transactions
5.CLOSED PERIOD
5.1.No PDMR or their PCAs shall Deal in any security of the Company during a Closed Period unless permitted in accordance with this Policy and applicable law, provided, that such prohibition shall not apply to:
(a)Vesting of equity based awards under the Company’s share plans or;
(b)Dealing in the Company’s Securities pursuant to a Trading Plan adopted to comply with the Rule 10b5-1 and in accordance with this Policy; or
(c)Grants to a PDMR of equity-based awards by the Company in accordance with the Company’s ordinary course scheduled annual compensation grant schedule in the first quarter of each year outside a UK Mar Closed Period and where the recipient is not otherwise in possession of Inside Information; or
(d)Dealing in the Company’s Securities (including without limitation under the Company’s Employee Stock Purchase Program) in accordance with instructions provided by the PDMR / PCA outside of a Closed Period as permitted under Section and when such person was not otherwise in possession of any Inside Information, provided any such instructions are not modified and/or terminated during a Closed Period and/or when such person is otherwise in possession of any Inside Information.
6.MARGIN ACCOUNTS, SHORT-SALES AND HEDGING
6.1.Individuals are prohibited from purchasing Company Securities on margin (i.e., borrowing money to purchase the securities), borrowing against Company Securities or otherwise pledging Company Securities as collateral for a loan. This prohibition does not apply to cashless exercises of stock options under the Company’s equity plans, nor to situations approved in advance by the Designated Officer.
6.2.Individuals are prohibited from engaging in short sales of Company Securities (sales of Securities that are not then owned), including a "sale against the box" (a sale with delayed delivery).
6.3.In addition, except as permitted under a Trading Plan (see Part D below), individuals are discouraged from placing standing or limit orders on Company

Exhibit 19.1
Securities. If a person subject to this Policy determines that they must use a standing order or limit order, the order should be limited to short duration and must, if applicable, otherwise comply with the restrictions and procedures outlined in this Policy (including, for individuals subject to Closed Periods under this Policy, immediate cancellation upon commencement of any Closed Period, as applicable).

PART D – Rule 10b5-1 Trading Plans
7.The trading restrictions set forth in this Policy, other than those transactions described under “Prohibited Transactions,” do not apply to transactions under a previously established Trading Plan that complies with all applicable requirements of Rule 10b5-1 (including any applicable cooling-off periods).
8.    The Designated Officer may impose such other conditions on the implementation and operation of the Trading Plan as the Designated Officer deems necessary or advisable. Individuals may not adopt more than one Trading Plan at a time except under the limited circumstances permitted by Rule 10b5-1 and subject to preapproval by the Designated Officer.
9.    An individual may only enter into or modify a Trading Plan outside of a Closed Period and, in any event, when the individual does not possess Inside Information about the Company or Company Securities.
10.Modifications to and terminations of a Trading Plan are strongly discouraged due to legal risks and can affect the validity of trades that have taken place under the plan prior to such modification/ amendment or termination. Any modifications of a Trading Plan that change the amount, price, or timing of the purchase or sale of the securities underlying a Trading Plan (“material modification”) will trigger a new cooling-off period. If an individual is considering administrative changes to a Trading Plan, such as changing the account information, the individual should consult with the Designated Officer in advance to confirm that any such change does not constitute an effective termination of the plan. Accordingly, any material modification/amendment of an existing Trading Plan must be reviewed and approved in advance by the Designated Officer in accordance with pre-clearance procedures set forth in the Policy, and will be subject to all the other requirements set forth in this Part D regarding the adoption of a new Rule 10b5-1 Plan.
11.    The Company reserves the right to publicly disclose, announce, or respond to inquiries from the media regarding the adoption, modification, or termination of a Trading Plan , or the execution of transactions made under a Trading Plan. For example, for any Section 16 Person, the Company is required to disclose the material terms of his or her Trading Plan, other than with respect to price, in its periodic report filed with the SEC for the quarter in which the Trading Plan is adopted, terminated or modified.
12.The Company also reserves the right from time to time to suspend, discontinue, or otherwise prohibit transactions under a Trading Plan if the Designated Officer or the

Exhibit 19.1
Board of Directors, in its discretion, determines that such suspension, discontinuation, or other prohibition is in the best interests of the Company.
13.Compliance of a Trading Plan with the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, and none of the Company, the Designated Officer, or the Company’s other employees assumes any liability for any delay in reviewing and/or refusing to approve a Trading Plan submitted for approval, nor the legality or consequences relating to a person entering into, informing the Company of, or trading under, a Trading Plan.
PART E – COMPANY TRANSACTIONS
14.From time to time, the Company may engage in transactions in its own securities. It is the Company’s policy to comply with all applicable securities and state laws (including appropriate approvals by the Board of Directors or appropriate committee as well as shareholders at a general meeting, if required) when engaging in transactions in the Company’s Securities.
PART F – WAIVERS
Waivers of this Policy may be granted only when such waiver would not violate applicable securities laws or the Company’s Code of Business Conduct and Ethics. All waivers must be requested in writing and approved in advance by the Company’s Chief Legal Officer.

Exhibit 19.1

SCHEDULE 1 - DEALINGS
The following is a non-exhaustive list of transactions which are Dealings:
1.the pledging or lending of Company Securities (although a pledge, or a similar security interest, of Company Securities in connection with the depositing of Company Securities in a custody account is not “Dealing”, unless and until such pledge or other security interest is designated to secure a specific credit facility);
2.transactions in Company Securities carried out by persons professionally arranging or executing transactions or by another person on behalf of a Restricted Person, including where discretion is exercised;
3.transactions in Company Securities made under a life insurance policy, where (i) the policyholder is a Restricted Person; (ii) the investment risk is borne by the policyholder; and (iii) the policyholder has the power or discretion to make investment decisions regarding specific instruments in that life insurance policy or to execute transactions regarding specific instruments for that life insurance policy;
4.an acquisition, disposal, short sale, subscription or exchange of Company Securities;
5.the acceptance or exercise of an option over Company Securities, including of a share option granted as part of a remuneration package, and the disposal of shares stemming from the exercise of a share option;
6.entering into or exercise of equity swaps related to Company Securities;
7.transactions in or related to derivatives over Company Securities, including cash-settled transactions and phantom options;
8.entering into a contract for difference on Company Securities;
9.the acquisition, disposal or exercise of rights in relation to Company Securities, including put and call options and warrants;
10.subscription to a share capital increase or debt instrument issuance of the Company;
11.transactions in derivatives and financial instruments linked to a debt instrument of the Company including credit default swaps;
12.conditional transactions relating to Company Securities. The completion of such transactions upon fulfilment of the conditions (provided no further action is required by the Restricted Person) does not constitute Dealing and therefore does not require clearance, but such completion would be a “Notifiable Transaction” under Part B of the Policy;
13.the automatic or non-automatic conversion of a Company Security into another Company Security, including the exchange of convertible bonds to shares;
14.gifts and donations of Company Securities made or received, or an inheritance of Company Securities received;
15.transactions executed in index-related products, baskets and derivatives transacting in Company Securities;

Exhibit 19.1
16.transactions executed in shares or units of investment funds which transact in Company Securities;
17.transactions in Company Securities executed by a manager of an investment fund in which a Restricted Person has invested;
18.transactions in Company Securities executed by a third party under an individual portfolio or asset management mandate on behalf or for the benefit of a Restricted Person; and
19.borrowing or lending of Company Securities.

Exhibit 19.1
SCHEDULE 2 - CLEARANCE APPLICATION TEMPLATE
Diversified Energy Company (the “Company”)
Application for clearance to deal
If you wish to apply for clearance to deal under the Company’s Securities Dealing and Insider Trading Policy, please complete sections 1 and 2 of the table below and submit this form to the Designated Officer. By submitting this form, you will be deemed to have confirmed and agreed that:
(i)the information included in this form is accurate and complete;
(ii)you are not in possession of Inside Information relating to the Company or any Company Securities;
(iii)if you are given clearance to deal and you still wish to deal, you will do so as soon as possible and in any event within two business days; and
(iv)if you become aware that you are in possession of Inside Information before you deal, you will inform the Designated Officer and refrain from dealing.

1.	Applicant
a)	Name	[Include applicant name and name of the company or trust in which the shares are registered if not in our personal name.]
b)	Contact details	[For executive directors and other employees, please include email address.] [For non-executive directors, please include email address and telephone number.]
2.	Proposed dealing
a)	Description of the securities	[e.g. ordinary shares, a debt instrument, a derivative or a financial instrument linked to a share or debt instrument.]
b)	Number of securities	[If actual number is not known, provide a maximum amount (e.g. “up to 100 shares” or “up to $1,000 of shares”).]
c)	Nature of the dealing
[Description of the transaction type (e.g. acquisition; disposal; subscription; option exercise; settling a contract for difference; entry into, or amendment or cancellation of, an investment program or trading plan).]

d)	Other details
[Please include all other relevant details which might reasonably assist the person considering your application for clearance (e.g. transfer will be for no consideration).]
[If you are applying for clearance to enter into, amend or cancel an investment program or trading plan, please provide full details of the relevant program or plan or attach a copy of its terms.]

Exhibit 19.1

Applicant Name (Printed)	Applicant Signature	Date

Provide to:
Diversified Energy Company Attention: Benjamin M. Sullivan, Senior Executive Vice President,
Chief Legal & Risk Officer, and Corporate Secretary bsullivan@dgoc.com

Exhibit 19.1
SCHEDULE 3 - NOTIFICATION TEMPLATE FOR PDMRS AND PCAS
Diversified Energy Company (the “Company”)
Transaction notification
Please send your completed form to the Designated Officer. If you require any assistance in completing this form, please contact the Designated Officer.

1.	Details of PDMR / person closely associated with them (“PCA”)
a)	Name	[Include first name(s) and last name(s).] [If the PCA is a legal person, state its full name including legal form as provided for in the register where it is incorporated, if applicable.]
b)	Position / status	[For PDMRs, state job title e.g. CEO, CFO.] [For PCAs, state that the notification concerns a PCA and the name and position of the relevant PDMR.]
c)	Initial notification / amendment	[Please indicate if this is an initial notification or an amendment to a prior notification. If this is an amendment, please explain the previous error which this amendment has corrected.]
2.	Details of the transaction(s): section to be repeated for (i) each type of instrument; (ii) each type of transaction; (iii) each date; and (iv) each place where transactions have been conducted.
a)	Description of the financial instrument	[State the nature of the instrument e.g. a share, a debt instrument, a derivative or a financial instrument linked to a share or debt instrument.]
b)	Nature of the transaction
[Description of the transaction type e.g. acquisition, disposal, subscription, contract for difference, etc.]
[Please indicate whether the transaction is linked to the exercise of a share option program.]
[If the transaction was conducted pursuant to an investment program or a trading plan, please indicate that fact and provide the date on which the relevant investment program or trading plan was entered into.]

c)	Price(s) and volume(s)
Price(s) Volume(s)

[Where more than one transaction of the same nature (purchase, disposal, etc.) of the same financial instrument are executed on the same day and at the same place of transaction, prices and volumes of these transactions should be separately identified in the table above, using as many lines as needed. Do not aggregate or net off transactions.]
[In each case, please specify the currency and the metric for quantity.]

d)	Aggregated information Aggregated volume Price
[Please aggregate the volumes of multiple transactions when these transactions:
•relate to the same financial instrument;
•are of the same nature;
•are executed on the same day; and
•are executed at the same place of transaction.]
•[Please state the metric for quantity.] [Please provide:
•in the case of a single transaction, the price of the single transaction; and
•in the case where the volumes of multiple transactions are aggregated, the weighted average price of the aggregated transactions.]
[Please state the currency.]

e)	Date of the transaction	[Date of the particular day of execution of the notified transaction, using the date format: YYYY-MM-DD and please specify the time zone.]
f)	Place of the transaction	[Please name the trading venue where the transaction was executed. If the transaction was not executed on any trading venue, please state “outside a trading venue” in this box.]

Applicant Name (Printed)	Applicant Signature	Date

Provide to:
Diversified Energy Company Attention: Benjamin M. Sullivan, Senior Executive Vice President,
Chief Legal & Risk Officer, and Corporate Secretary bsullivan@dgoc.com